Exhibit 99.1

The Scotts Miracle-Gro Company

ScottsMiracle-Gro Announces Retirement
of Nancy Mistretta from Board of Directors

MARYSVILLE, Ohio, January 30, 2024 -- The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced that Nancy Mistretta has retired from its Board of Directors.

Mistretta has been a director since 2007 and served on various Board committees, most recently as a member of the Audit Committee and the Compensation and Organization Committee.

“Nancy has been a great partner and friend over these many years,” said Jim Hagedorn, chairman, CEO and president of ScottsMiracle-Gro. “Her expertise in finance and banking have been invaluable in providing strategic counsel and guidance not only to the management team but also to fellow Board members. She has been a solid contributor in our continual efforts to drive and improve shareholder value. Her leadership and insights will be missed.”

Hagedorn stated that the Company intends to name a replacement to the open Board seat, but a timeline has not been established.

“Nancy’s retirement provides us with an opportunity to further evaluate the skill sets, experience and backgrounds of our Board members. In the last 18 months, we have undertaken a refresh of the Board, bringing on three new directors with diverse perspectives and fresh thinking that mesh well with the tenured members. Just as we have reshaped ScottsMiracle-Gro and its leadership team for the future, we are ensuring the Board is aligned with our direction.”

About ScottsMiracle-Gro
With approximately $3.6 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

For investor inquiries:
Aimee DeLuca
Sr. Vice President
Investor Relations
aimee.deluca@scotts.com
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
Corporate Affairs
tom.matthews@scotts.com
(937) 644-7044